Exhibit 99.1

Selected Financial Data

(unaudited)

(in thousands)	Year Ended December 31,
	2004	2003	2002
Harrah’s East Chicago
Net revenues	$299,242	$290,965	$269,548

Income from operations	$42,967	$34,499	$52,877

Net income	$26,964	$22,424	$34,370

Capital expenditures	$26,462	$19,422	$11,609

Harrah’s Tunica
Net Revenues	$80,458	$82,892	$81,113

Income from operations	$13,677	$13,024	$10,235

Net income	$11,220	$8,466	$6,653

Capital expenditures	$6,678	$2,362	$2,386